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                                                                  EXHIBIT 10.16


                                MCAFEE.COM CORP.
                   MASTER OEM DISTRIBUTOR AGREEMENT FOR JAPAN


        This Master OEM Distributor Agreement (the "Agreement") is effective as of January 1, 2000 (the "Effective Date") by and between McAfee.com, Corp., a Delaware corporation, with its principal place of business at 2805 Bowers Avenue, Santa Clara, CA 95051 ("McAfee.com"), and Network Associates K.K. a Japanese corporation, with its principal place of business at Toranomon No. 33 Mori Bldg., 3-8-21 Toranomon, Minato-ku Tokyo 105 Japan ("Distributor").

                                    RECITALS

        WHEREAS, McAfee owns and/or markets certain computer software services and products;

        WHEREAS, Distributor licenses computer products to End Users and to its authorized OEMs, system integrators and resellers and offers post-sales support services and software evaluation libraries through its sales offices and/or resale locations;

        WHEREAS, Distributor desires to license the Products from McAfee.com in order to sub-license the Products in Japan to OEMs for the sole purpose of producing OEM Products for distribution to End Users and Resellers, and McAfee.com desires to make the Products available to Distributor for these purposes.

        IN CONSIDERATION of the foregoing premises, the parties agree that the terms and conditions attached and incorporated herein shall govern the distribution of the Products by Distributor.

        IN WITNESS WHEREOF, the parties have executed this Agreement.



                                               NETWORK ASSOCIATES K.K.
Address for Notices:
Network Associates K.K.                        Signed: /s/ Takahiro Kato
Toranomon No. 33 Mori Bldg.                    --------------------------------
Toranomon, Minato-ku                           Name: Takahiro Kato
Tokyo 105 Japan                                Title: Representative Director
Fax:  81-3-3435-1349
Attention:  Representative Director



                                               MCAFEE.COM CORP.
Address for Notices:
McAfee.com Corp.                               Signed: /s/ Srivats Sampath
2805 Bowers Avenue                             --------------------------------
Santa Clara, California U.S.A. 95051           Name: Srivats Sampath
Fax:                                           Title: President, Chief Executive
Attention:                                            Officer and Director



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                        TERMS AND CONDITIONS OF AGREEMENT

1. DEFINITIONS

        (a) "Agreement" means this Agreement, fully executed by the parties, which includes all Attachments.

        (b) "Attachments" means addenda, including any exhibits or schedules to this Agreement describing the License Fees, and any special terms and conditions pertaining to this Agreement.

        (c) "End User" means the entity to whom the End User License Agreement applies, who uses the Products for internal use and not for re-sale, marketing, leasing or renting, and who has obtained the Products bundled or pre-installed by an OEM.

        (d) "End User License Agreement" means the license to use the Products, which shall be included with each Product and in the form of Exhibit A (or a translation thereof or as specified by McAfee.com

        (e) "Error" means any reproducible failure of the Products to perform its intended functions or any significant inaccuracies in the End User Documentation.

        (f)     "License Fees" has the meaning set forth in Section 5(a).

        (g)     "Localization Services" has the meaning set forth in Section
                4(j).

        (h) "Marketing Materials" include all data sheets, reference stories, product literature, CDs, and related items.

        (i) "Master Distributor Agreement" means that certain Master Distributor Agreement between Distributor and NAI dated January 1, 2000, as such agreement is renewed, amended, supplemented or revised from time to time.

        (j)     "NAI" means Network Associates, Inc., a Delaware corporation.

        (k) "OEM" means, and shall be limited to, an original computer equipment manufacturer who preinstalls or bundles software with its personal computer hardware.

        (l) "OEM Product" means, and shall be limited to, an OEM's personal computer hardware loaded or bundled with the Products or with software which accesses PC Clinic.

        (m) "PC Clinic" means the paid subscription service of McAfee.com referred to as "PC Clinic" and all upgrades, new versions or successor products thereof, generally made available by McAfee.com in the Territory from time to time in its sole discretion.

        (n) "Products" means all current and future NAI software products licensed to McAfee.com by NAI pursuant to that certain Technology Cross License Agreement dated January 1, 1999, but only to the extent that McAfee.com is authorized to license such software products to Distributor within the Territory without infringement of third party rights.

        (o) "Resellers" means individuals and companies that distribute the OEM Products to End Users or to other Resellers in the Territory.

        (p) "Single User" means and End User who acquires the right to use the software product from an OEM or Reseller under an End User License Agreement for single-node, individual-consumer home office or single-node, individual-small office use only and not for resale or multi-user usage.

        (q) "Subscription" means a subscription for PC Clinic generated. from end users of OEM Products.

        (r) "Territory" is Japan, in which the Distributor agrees to confine its sales and marketing activities.

2. APPOINTMENT. McAfee.com appoints Distributor as the exclusive (subject to the provisos below) distributor of the Products to OEMs in the Territory for the sole purpose of authorizing such OEMs to produce OEM Products for distribution to Resellers or End Users, and Distributor accepts this appointment. To perform its obligations as exclusive (subject to the provisos below) distributor, McAfee.com grants to Distributor the non-transferable, fee-bearing right to reproduce the Products, market and distribute them to OEMs in the Territory, subject to the terms of the End User License Agreement that accompanies each


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Product. PROVIDED, HOWEVER, that (i) with respect to distribution of PC Clinic to OEMs, Distributor's exclusive license shall apply only for the OEMs listed on Exhibit C or their affiliates, and Distributor's PC Clinic distribution right for other OEMs shall be non-exclusive, and (ii) the exclusive license granted by McAfee.com to Distributor may be changed to a non-exclusive license by McAfee.com (without obligation, penalty or other change in the terms and conditions of this Agreement) upon 60 days prior written notice by McAfee.com at any time during the Term (or any renewal term) subsequent to Distributor's failure to meet or exceed the Minimum Performance Targets set forth in Exhibit E.

3. DISTRIBUTION.

        (a) Distributor's Distribution Right. Distributor, as an independent distributor, at its own risk and expense and subject to any such prices, contractual terms and conditions as Distributor may from time to time determine, shall distribute the Products to OEMs solely for distribution, marketing and sale to Resellers and End Users as a component of an OEM Product. The distribution of Products by Distributor to OEMs shall be governed by an OEM agreement in form and substance acceptable to McAfee.com, the terms of which shall not grant to the OEM rights exceeding the rights granted to Distributor under this Agreement and shall be no less favorable to and protective of McAfee.com in all material respects than this Agreement, provided that each of the Distributor's existing OEM license agreements as of the Effective Date which are set forth in Exhibit C hereto are deemed acceptable to McAfee.com. McAfee.com shall not unreasonably withhold or delay its consent to the form of an OEM agreement proposed by Distributor, such consent to be deemed given if McAfee.com fails to respond to Distributor's written request for approval within five (5) business days after it receives such request. Distributor may submit for approval to McAfee.com proposed OEM agreements in their original Japanese language form, provided a summary of key business terms (royalty amount and payment terms, term of contract, product, upgrade rights of end users, and term of End User License Agreement) in also submitted in English. Distributor's exclusive right of distribution is limited to OEMs with their principal place of business located in the Territory.

        (b) Limitation on Online Distribution. Distributor is not authorized to sell, supply or distribute the Products via the Internet (i) to Single Users or
(ii) to OEMs, Resellers, or other Original Equipment Manufacturers, resellers or sub-distributors for sale or distribution via the Internet to Single Users; provided that such restriction shall not prevent Distributor from fulfilling its obligations for the remaining term of any such sub-distribution agreements that are in existence on the Effective Date, which are set forth in Exhibit D hereto. Any such agreements shall be subject to the License Fees set forth below. After the establishment of McAfee.com Japan, Distributor shall not renew any such agreements, and to the extent any such agreements may be assigned upon their terms, Distributor shall assign such agreements with the consent of the sub-distributor to McAfee.com Japan forthwith. Distributor shall use its best efforts to obtain the consent of the sub-distributors to assign such agreements to McAfee.com Japan.

        (c) PC Clinic Changes. McAfee.com reserves the right in its sole discretion and without liability to Distributor to add additional Products features to PC Clinic, change the price for PC Clinic, modify or rename PC Clinic, change the level of McAfee.com's support for PC Clinic and/or discontinue the availability of PC Clinic in the Territory. McAfee.com retains the right to discontinue distribution of PC Clinic through Distributor upon giving Distributor thirty (30) days prior written notice of such discontinuance. McAfee.com will use reasonable efforts to provide Distributor with thirty (30) days notice prior to any such change.

        (d ) McAfee.com Distribution Rights. As between McAfee.com and Distributor, McAfee.com shall have the right, but not the obligation, to distribute updates or renewals of the Products or cross sales to other products via the Internet (or an Internet link bundled with or into the Products) and shall be entitled to retain 100% of any revenue therefrom except to the extent provided in Exhibit B. For avoidance of doubt, McAfee.com agrees not (i) grant any multi-user licenses to the Products for use within the Territory, or (ii) distribute packaged versions of the Products (other than PC Clinic) within the Territory.

        (e) Term of End User License Agreement. The term to be proposed to each OEM of the license granted in the End User License Agreement for PC Clinic shall be set by McAfee.com in its sole discretion. Distributor may set the term to be proposed to each OEM of the license granted in the End User License Agreements for other Products supplied to OEMs, provided that, without the prior written consent of McAfee.com (which shall not be unreasonably withheld or delayed), such license term shall not exceed twelve months for such other Products supplied to OEMs pursuant to any OEM agreement entered into or renewed after August 1, 2000.



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4. MARKETING.

        (a) Products. McAfee.com will make available, and Distributor is granted the right to obtain, the Products via electronic means. Distributor is also granted the right to obtain all Marketing Materials. The parties hereby acknowledge that to the extent they use words such as "purchase", "sale", "purchase price", "fees", and similar words with respect to the Products, they do so for convenience and do not intend to imply that the Products are being sold.

        (b) General. Distributor will use commercially reasonable efforts to market the Products to OEMs to the best of its ability, and to that end will (i) provide a sufficient number of competent sales and support representatives trained and knowledgeable about the Products, capable of answering OEM questions regarding the Products, demonstrating the Products, informing OEMs about the Product features, assisting OEMs in determining which Products will best meet their needs and providing pre-and post-sale technical assistance, service and support for the Products, (ii) conduct marketing activities to OEMs, (iii) maintain a sufficient inventory of the Products to satisfy anticipated demand from OEMs, (iv) make Products sales and promotional materials available to OEMs,
(v) provide training for the Products as part of Distributor's new hire orientation, (vi) support special promotions to OEMs, and (viii) maintain a sound financial condition. Distributor will conduct its business in a manner that reflects favorably upon the Products and McAfee.com. Distributor will ensure the media for each Product distributed by the Distributor contains a label bearing a NAI or McAfee.com copyright, as the case may be, and the particular Product trademark. Distributor shall cause the OEM to agree to bundle each copy of such media for the Products with the applicable End User License Agreement before shipment to Resellers and End Users. Distributor shall not in any event remove from or obscure upon any Products any labels placed thereon by McAfee.com containing statements of restrictions upon distribution, without the prior written consent of McAfee.com. Distributor must provide all of the files that McAfee.com includes with a particular Product to Distributor's OEMs as a whole with all DOC, TXT, DLL and other files included with all COM and EXE files.

        (c) Advertising; Use of Trademarks. Solely within the Territory, Distributor may advertise and promote the Products in a commercially reasonable manner and, subject to the provisions of Section 15, may use trademarks and service marks provided by McAfee.com or NAI in connection therewith, provided that all such promotions and advertising will be consistent with McAfee.com's general quality standards and the provisions of this Agreement.

        (d) Trademarks Rights. McAfee.com and/or NAI owns any and all trademarks, trade names, and service marks for the Products. Such trademarks, trade names, and service marks shall include all product names, the names "McAfee" and "McAfee.com", logos, designs, and other designations or brands used by McAfee.com and NAI in connection with the Products. Distributor acknowledges and agrees that McAfee.com is not granting to Distributor any rights in any Product trademark, trade name, or service mark in or outside of the Territory. Distributor shall not attempt to register any Product trademark, or any trade name or service mark which is similar to the Products' trademark, trade name or service mark in or outside of the Territory during or after the term of this Agreement. Distributor agrees that only NAI and/or McAfee.com, as the case may be, is entitled to register such trademarks, trade names, and service marks in any class of products or services in the Territory. If Distributor has any ownership or rights or claims to any McAfee.com trademarks, trade names, or service marks, then Distributor agrees to so notify McAfee.com and agrees that such ownership or rights or claims are transferred to McAfee.com on the Effective Date of this Agreement. The compensation to Distributor for the transfer of such ownership or rights or claims shall be $1.00.

        (e) McAfee.com Marketing Support. McAfee.com will make available to Distributor all Marketing Materials ordinarily, and without any compensation, made available to its Resellers and OEMs regarding technical, sales, and marketing information for the Products.

        (f) Sales and Technical Training. McAfee.com will provide Distributor with sales and technical training on existing and new Products at a level which McAfee.com determines is commensurate with the revenues generated by Distributor.

        (g) PC Clinic; Joint Sales Calls. Distributor agrees to use its best efforts to migrate OEMs from the VirusScan product to PC Clinic, provided that
(i) Distributor has received sufficient pre-sales support for PC Clinic to make such migration commercially practicable, (ii) PC Clinic meets any applicable product testing and quality standards of the relevant OEM and (iii) McAfee.com is solely responsible for PC Clinic product quality. McAfee.com and Distributor shall make joint sales calls to OEMs in order to promote such OEM's transition to PC Clinic. Both parties agree to cooperate in promoting the Products in the Territory.



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        (h) Competing Products. During the term of this Agreement, Distributor agrees not to market to OEMs any products that directly or indirectly compete with the Products, and shall not engage in any competitive activities or make any investments in or with any competitor offering competing products, except with the prior written consent of McAfee.com. Notwithstanding the foregoing, Distributor may market, distribute and sell any NAI products in accordance with the Master Distributor Agreement (except to the extent the rights granted in the Master Distributor Agreement may be deemed to alter the terms of this Agreement), and this Agreement shall not be construed as to limit or reduce the rights of Distributor under such agreement with NAI. For the avoidance of doubt no rights are granted to Distributor under the Master Distributor Agreement with respect to sales to OEMs, or for PC Clinic.

        (i) No Modification. Except with the prior approval of McAfee.com, Distributor agrees not to alter, remove, or modify any serial number, identifying number, trademark, End User License Agreement, registration card, copyright or other proprietary rights notices contained in or on the Products or any materials supplied under this Agreement. Distributor will not apply any other trademarks, logos or notices to the Products.

        (j) Localization. Distributor agrees to provide reasonable assistance to McAfee.com, at McAfee.com's expense, with localization, translation, engineering, porting, printing, web-site localization and other work required to create Japanese language OEM versions of the Products and Marketing Materials (the "Localization Services"). McAfee.com shall own the copyrights to resulting Japanese-language translations and other work product (the "Work Product") to the extent that McAfee.com has borne the expense of the creation of such Work Product. The agreed non-binding target date for completion of the localization of the initial Japanese language version of PC Clinic is September 30, 2000.

        (k) McAfee.com K.K. Distributor and McAfee.com agree to cooperate in the establishment of McAfee.com K.K. ("McAfee.com Japan"), a wholly owned subsidiary of McAfee.com to be established after the date hereof. Distributor shall provide, at McAfee.com Japan's expense (equal to a reasonable allocation of actual costs), office space for up to ten (10) employees of McAfee.com Japan.

        (l) Quarterly Progress Meetings. Representatives of each party shall meet on a quarterly basis to discuss the progress of product development, localization and marketing.

5. LICENSE FEES, REPORTS, TAXES.

        (a) License Fees. The license fees ("License Fees") to be paid to McAfee.com by Distributor for any license or Marketing Materials provided by Distributor to OEMs, and to Distributor by McAfee.com for any Subscriptions generated through an OEM, are set forth in Exhibit B. Each party agrees to pay License Fees quarterly regardless of the other party's invoice date. The License Fees are denominated in Japanese Yen ((Y)), but if requested by McAfee.com, payments to McAfee.com shall be payable by Distributor to McAfee.com in U.S. Dollars converted from Japanese Yen at the exchange rate available to Distributor on the date of payment. All payments will be made via wire transfer to a bank account designated by McAfee.com.

        (b) Distributor's Reports. Distributor will provide a customer and sales report to McAfee.com in a detailed format acceptable to McAfee.com within fifteen (15) business days after the end of each quarter during the term of this Agreement, including listing (and if requested by McAfee.com, providing copies of) licenses granted by Distributor to all OEMs for all Products for that quarter. Such customer and sales reports will be the basis for McAfee.com's invoice for such sales to Distributor for that quarter. Distributor will also provide a forecast report and a customer opportunities report in a format acceptable to McAfee.com within five (5) business days after each quarter during the term of this Agreement. All such reports will be sent via e-mail to McAfee.com.

        (c) McAfee.com's Reports. McAfee.com will provide a customer and sales report to Distributor in a detailed format acceptable to Distributor within fifteen (15) business days after the end of each quarter during the term of this Agreement, which lists the number of new Subscriptions for that quarter. Such customer and sales reports will be the basis for Distributor's invoice for such sales to McAfee.com for that quarter. McAfee.com will also provide a forecast report and a customer opportunities report in a format acceptable to Distributor within five (5) business days after each quarter during the term of this Agreement. All such reports will be sent via e-mail to Distributor.

        (d) Taxes. All amounts payable by any paying party to a receiving party under this Agreement are exclusive of any tax, withholding tax, levy, or similar governmental charge that may be assessed by any



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jurisdiction in the Territory or in the United States. Withholding for corporate or personal income taxes, if any, required by the government of Japan or the United States on the amounts payable pursuant to this Agreement shall be withheld and paid by the paying party to the appropriate tax authorities, and the amounts payable shall be subject to deductions of amounts equivalent to such withholding taxes. The paying party shall cooperate with the receiving party and provide any documentation necessary to reduce the withholding tax rate to the lowest legal rate. Promptly after each such tax payment, the paying party shall forward to the receiving party the official tax receipts or other evidence issued by the tax authorities concerned. The paying party shall assist the receiving party in preserving and exercising whatever right the receiving party may have to contest by appropriate proceedings the validity or amount of any tax thus withheld.

6. TERM AND TERMINATION.

        (a) Term. The initial term of this Agreement is three (3) years from the Effective Date. This Agreement shall automatically renew for up to one additional two (2) year term, provided that (i) Distributor has used its best efforts to promote the sale of Products to OEMs in the Territory and has met or exceeded the Minimum Performance Targets set forth on Exhibit E, and (ii) the Master Distributor Agreement between NAI and Distributor remains in effect.

        (b) Termination for Breach. Unless otherwise specified, if either party fails to comply with any of the terms and conditions of this Agreement, the other party may terminate this Agreement upon thirty (30) days written notice to the breaching party specifying any such breach, unless the breach specified therein has been remedied within such thirty (30) day period.

        (c) Termination by McAfee.com. McAfee.com may terminate this Agreement upon fifteen (15) days written notice for the following breaches by Distributor unless such breaches are cured within such fifteen (15) day period: (i) Distributor fails to pay amounts due from sales reports within thirty (30) days pursuant to Section 5(a) or any McAfee.com invoice within 30 days of issuance;
(ii) Distributor markets any competing products or otherwise violates Sections 3(b) or 4(h) without McAfee.com's written consent; or (iii) Distributor misuses McAfee.com's trademarks in violation of Sections 4(c) or 4(d).

        (d) Termination for change in business. McAfee.com may terminate this agreement immediately if (i) there is any material change in the ownership or management of Distributor, or Distributor's business or assets where such change no longer meets the requirements of this Agreement or where ownership is transferred to a competitor of McAfee.com or NAI; (ii) a receiver is appointed for Distributor or its property; (iii) Distributor becomes insolvent or unable to pay its debts as they mature; (iv) Distributor makes an assignment for the benefit of creditors; or (v) Distributor becomes the subject of any proceeding under any bankruptcy, insolvency, wagi, company reorganization, or debtor's relief law.

        (e) Effect of Termination. Upon termination, all outstanding License Fees will be immediately due and payable. Distributor shall have no further right to distribute the Products or any related materials.

        (f) No Liability, Damages. Neither party will be liable for damages or costs of any nature arising from the expiration or termination of this Agreement in accordance with its terms.

        (g) Survival beyond Termination. Those rights and obligations that by their nature extend beyond the term of this Agreement shall survive any termination or expiration of this Agreement.

7. TECHNICAL SUPPORT.

        (a) McAfee.com Support. McAfee.com will provide technical support to Distributor via telephone, email, and fax as needed to assist Distributor in performing its duties described in 7(b). McAfee.com shall invoice Distributor for such technical support at McAfee.com's customary rates charged to third parties. McAfee.com will not provide support directly to any of Distributor's OEMs or any Resellers or End Users unless as agreed between the parties.

        (b) Distributor Support. Distributor shall be solely responsible for providing technical support via telephone, email, and fax to the OEMs with respect to the Products other than PC Clinic. At a minimum, Distributor shall provide technical support with respect to such Products to the OEMs including the following: (i) assisting with installation, operation, and use of the Products; (ii) preparing all Error reports, forwarding these to McAfee.com, and conducting necessary call backs; (iii) furnishing Error corrections to OEMs provided to Distributor by McAfee.com. Upon termination of this Agreement, Distributor expressly



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acknowledges its obligation to continue to support all of Distributor's OEMs and their End Users who still have a valid subscription license for any Product or a separate support agreement with Distributor for the remaining term of such subscription or agreement. McAfee.com shall be solely responsible for providing technical support with respect to PC Clinic.

        (c) New Viruses. Distributor agrees to provide any new suspected virus to McAfee.com technical personnel as soon as possible. Distributor will include a brief description of how the virus functions with such samples if available.

8. INSPECTIONS, RECORDS AND REPORTING.

        (a) Notification. Distributor will notify McAfee.com in writing of any claim made or proceeding initiated against McAfee.com or Distributor involving the Products within ten (10) days after Distributor learns of such claim or proceeding. Distributor will also report promptly to McAfee.com all claimed or suspected Product Errors or violations of the End User License Agreement. Distributor will notify McAfee.com in writing not more than thirty (30) days after any change in the management or control of Distributor or any transfer of more than five percent of Distributor's voting control or a transfer of substantially all its assets.

        (b) Records. For two (2) years after each calendar quarter during the term of this Agreement, Distributor will keep full and accurate books of account and copies of all documents and other materials for such quarter relating to this Agreement and Distributor's records, accounts and contracts relating to the distribution of the Products at Distributor's office.

        (c) Audit. Each party and its representatives, upon reasonable advance notice to the other party and at the examining party's cost, shall have the right at any time during the term of this Agreement, and for two (2) years thereafter, to examine such books, records, correspondence, quotations, orders and other documents as it may deem necessary and appropriate. Such audit shall be conducted during regular business hours at the examined party's offices and in such manner as not to interfere with the examined party's normal business activities. All information from such inspections will be disclosed only to those who need to know the contents in the discharge of their duties to the examining party under this Agreement. If such inspections should disclose any under reporting of License Fees, then the paying party shall promptly pay to the receiving party such amount, together with interest thereon at the lesser of the rate of 1 1/2% per month or the maximum allowable by applicable law from the date on which such amount became due to the receiving party from the paying party, plus any reasonable fees (including accounting or legal fees) incurred by the paying party associated with the audit.

9. GOVERNMENT APPROVALS. Distributor shall, at its own expense, obtain and arrange for the maintenance in full force and effect of all government approvals, consents, licenses, authorizations, declarations, filings, and registrations as may be necessary for the performance of the terms and conditions of this Agreement, including without limitation, fair trade approvals, under all laws, regulations, and other legal requirements within the Territory that apply to this Agreement, including tax and foreign exchange legislation.

10. EXPORT. Distributor acknowledges that the laws and regulations of the United States may restrict the export and re-export of certain commodities and technical data of United States origin, including the Products in any medium. Distributor agrees that it will not export or re-export the Products in any form without the appropriate United States and foreign government licenses.

11. WARRANTIES

        (a) Limited Warranty. McAfee.com warrants that for a period of 30 days from the date of delivery to Distributor that (i) any media on which the Product is furnished will be free from defects in materials and workmanship under normal use; (ii) the Products contain the features described in the appropriate data sheet. Except for the foregoing, to the full extent allowed by applicable law, the Products are provided "AS IS". Distributor's exclusive remedy and McAfee.com's entire liability under this limited warranty will be at McAfee.com's option to repair or replace the Product.

        (b) No Other Warranties. OTHER THAN AS SET FORTH HEREIN, MCAFEE.COM DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES OR CONDITIONS WITH REGARD TO THE PRODUCTS, INCLUDING WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON INFRINGEMENT OF THIRD PARTY RIGHTS. NO



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PERSON IS AUTHORIZED TO MAKE ANY OTHER WARRANTY OR REPRESENTATION CONCERNING THE
PRODUCTS OTHER THAN AS PROVIDED IN THE END-USER LICENSE AGREEMENT. Distributor shall be solely responsible for any claims, warranties or representations made by Distributor or Distributor's employees or representatives that differ from the warranty provided by McAfee.com or its licensors. In addition, where Distributor produces any materials and supplies them to OEMs or their End Users, Distributor will be solely responsible for all remedies and warranties for any defects or errors in any such materials so supplied.

12. INDEMNIFICATION.

        (a) Indemnification of Distributor. McAfee.com agrees that, if notified promptly in writing and given sole control of the defense and all related settlement negotiations, it will defend Distributor against any claim based on an allegation that a Product in the form supplied by McAfee.com to Distributor directly infringes a Japan copyright or Japan trade secret right. Under no circumstances will McAfee.com be directly or indirectly deemed to indemnify Distributor for any Japan patent or trademark claim. To qualify for such defense and payment, Distributor must: (i) give McAfee.com prompt written notice of such claim; (ii) allow McAfee.com to control and fully cooperate with McAfee.com in the defense and all related settlement negotiations; and (iii) diligently pursue all indemnification and other remedies provided to it under its Master Distributor Agreement with respect to any alleged infringement. McAfee.com will pay any resulting costs, damages and attorneys' fees finally awarded by a court with respect to any such claims but shall not be responsible for any compromise made without its consent, or that are subject to indemnification by NAI under the Master Distributor Agreement . Distributor agrees that, if the Products in the inventory of Distributor or the operation thereof, become, or in McAfee.com's opinion are likely to become, the subject of an infringement claim, Distributor will permit McAfee.com, at McAfee.com's option and expense, to, among other things: (x) procure the right for Distributor to continue marketing and using such Products; (y) to replace or modify them so that they become non-infringing; (z) if neither of the foregoing alternatives is available on terms that McAfee.com deems reasonable, permit Distributor to return such Products and McAfee.com will grant Distributor a credit equal to the price paid by Distributor for such returned Products, as adjusted for discounts, returns and credits actually given and this Agreement shall be deemed terminated with respect to any such infringing Product. THE FOREGOING STATES DISTRIBUTOR'S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO CLAIMS OF INFRINGEMENT OF THIRD PARTY PROPRIETARY RIGHTS OF ANY KIND.

        (b) No Combination Claims. Notwithstanding Section 12(a), McAfee.com will not be liable to Distributor for any claim arising from or based upon the combination, operation or use of any Product with equipment, data or programming not supplied by McAfee.com, or arising from any unauthorized modification of the Products.

        (c) Indemnification of McAfee.com. Distributor will indemnify, hold harmless and upon McAfee.com's request, defend McAfee.com against any claims, liabilities and expenses (including court costs and reasonable attorneys' fees) arising from the negligence, misrepresentations, or acts or omissions of Distributor, its employees or representatives.

13. LIMITATION OF LIABILITY. NEITHER PARTY'S LIABILITY WITH REGARD TO THIS AGREEMENT OR THE PRODUCTS, IF ANY, WILL INCLUDE CONSEQUENTIAL, INCIDENTAL, SPECIAL OR OTHER INDIRECT DAMAGES, SUCH AS LOST PROFITS, EVEN IF THE OTHER PARTY HAS KNOWLEDGE OF THE LIKELIHOOD OF SUCH DAMAGES; SAVE THAT NOTHING IN THIS CLAUSE SHALL RESTRICT LIABILITY FOR DEATH, PERSONAL PROPERTY DAMAGE, DAMAGE OR PERSONAL INJURY DIRECTLY CAUSED BY THE NEGLIGENCE OF EITHER PARTY. Notwithstanding any other provisions of this Agreement, McAfee.com's aggregate liability to Distributor under this Agreement shall be limited to a sum equal to the total payments made by Distributor to McAfee.com for Products ordered directly from McAfee.com in the most recent Term of the Agreement preceding imposition of such liability.

14. CONFIDENTIALITY. Certain information disclosed by either party, including any information relating to such party's research, development, proprietary technology, product and marketing plans, finances, personnel and business opportunities will be considered confidential information. Each party will not use the other party's confidential information except as required to achieve the objectives of this Agreement and will not disclose such confidential information except to employees, representatives and contractors who have a need to know in the discharge of their duties under this Agreement. Such restrictions will not apply to information that (i) becomes public knowledge other than through the disclosing party; (ii) is already known by the



                                    Page -8-
disclosing party prior to disclosure by the disclosing party; (iii) is received from a third party without similar restriction and without breach of this Agreement. Disclosure of information is not prohibited if prior notice is given to McAfee.com and such disclosure is: (a) compelled pursuant to a legal proceeding or (b) otherwise required by law. Distributor will make no disclosure or statement regarding the terms of this Agreement without first obtaining McAfee.com's prior written consent.

15. PROPRIETARY RIGHTS. McAfee.com and its licensors retain ownership of all intellectual property rights in the Products and Work Product as provided in
Section 4(j) hereof. Distributor will report any violations of any OEM agreement or of the End User License Agreement and any claims of Product Errors that comes to its attention. Distributor will not reverse engineer, modify or otherwise change any of the software contained in the Products or its form. Distributor will not remove, alter or obscure any copyright or other proprietary rights notices contained on the Products. Distributor will not apply any other trademarks, logos or notices to the Products. Distributor may use trademarks and logos as provided by McAfee.com and/or NAI's only in connection with the marketing and resale of the Products. Distributor's use of trademarks and logos must be in accordance with NAI's and/or McAfee.com's policies and must meet McAfee.com's quality standards.

16. RELATIONSHIP OF THE PARTIES. The parties are independent contractors and this Agreement does not create any partnership, joint venture, or relationship of employer and employee between McAfee.com and Distributor. Both McAfee.com and Distributor acknowledge that neither party may obligate the other to any warranty, agreement, or other obligation.

17. FORCE MAJEURE. Neither party shall be liable hereunder by reason of failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, or any other cause which is beyond the reasonable control of such party.

18. EQUITABLE RELIEF. Each party acknowledges that any breach of its obligations under this Agreement with respect to the proprietary rights or confidential information of the other party will cause the other party irreparable injury for which there are inadequate remedies at law, and therefore such other party will be entitled to equitable relief in addition to all other remedies provided by this Agreement or available at law.

19. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

20. ASSIGNMENT. Neither party shall have the right to assign or otherwise transfer this Agreement or any rights herein granted to any other person or entity, except with the prior written consent of the other party, provided that McAfee.com may assign all (but not less than all) of its rights and obligations under this Agreement to McAfee.com Japan. Any attempted assignment in violation of this Agreement shall be void.

20. GENERAL. This Agreement, including all Attachments hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding the subject matter. This Agreement may not be changed, terminated or amended except in writing. The provisions of any order for Products provided by Distributor will not apply unless expressly included in McAfee.com's written acceptance of the order. McAfee.com's failure or delay in exercising any of its rights will not constitute a waiver of such rights unless expressly waived in writing. This Agreement will be governed and interpreted according to the laws of California, excluding its conflict of laws rules. Any suit hereunder may be brought in the federal or state courts in the County of Santa Clara, California, and Distributor hereby submits to the personal jurisdiction thereof. The parties acknowledge that the United Nations Convention on Contracts for the International Sales of Goods (1980) is specifically excluded from application to this Agreement. If a court of law finds any provision of this Agreement unenforceable, the parties agree to replace the offending provision with an enforceable provision that most nearly achieves the intent and economic effect of the unenforceable provision. Any notice provided hereunder must be in writing and will be deemed given upon the earlier of actual receipt or ten (10) days after being sent by first class mail, return receipt requested, to the appropriate address set forth above, as such address may be changed by written notice to the other party.



                                    Page -9-

                                    EXHIBIT B

B1. LICENSE FEES PAYABLE BY DISTRIBUTOR TO MCAFEE.COM

        (a) Distributor shall pay as License Fees to McAfee.com fifty percent (50%) of Distributor's net invoice sales revenue (net of returns and rebates, and excluding consumption or similar taxes) received in a given calendar quarter from all sales made pursuant to this Agreement in any order, contract, transaction or arrangement that includes the Products.

        (b) During the calendar year 2000 only, in no event shall the License Fees paid to McAfee.com by Distributor pursuant to this Agreement be less than US$125,000 (or Yen equivalent) per calendar quarter.

B2. LICENSE FEES PAYABLE BY MCAFEE.COM TO DISTRIBUTOR

        McAfee.com shall pay to Distributor as License Fees ten percent (10%) of net sales revenue received from PC Clinic Subscriptions directly generated from end users of OEM Products (net of revenue sharing with OEMs, returns and rebates, and excluding consumption or similar taxes). Such License Fees shall be payable for the calendar quarter in which McAfee.com receives the Subscription payment.









                                   Page -11-

                                    EXHIBIT C


OEM AGREEMENTS OF DISTRIBUTOR


       COMPANY                       AGREEMENT TITLE                            START DATE                        PRODUCT
       -------                       ---------------                            ----------                        -------
Toshiba Corporation              Software License Agreement                     01-May-99                        VirusScan

EPSON HANBAI Co., Ltd.           McAfee OEM License Agreement                   01-Oct-99                        VirusScan

Sharp Corporation                OEM License Agreement                          01-Feb-99                        VirusScan

NEC Corporation                  OEM License Agreement                          01-Oct-99                        VirusScan

Hitachi, Ltd.                    OEM License Agreement                          30-Mar-99                        VirusScan

Fujitsu, Ltd                     License Agreement                              07-Sep-99                        VirusScan

Sony Corporation                 OEM Software License Agreement                 13-May-99                        VirusScan for
                                                                                                                 Win95/98(J,E,G,F)

Matsushita Electric
Industrial Co., Ltd.             OEM License Agreement                          Target: by the                   VirusScan
                                                                                end of May '00

By May 15, 2000, Distributor shall provide McAfee.com with an English summary of the key business terms (royalty amount and payment terms, term of contract, product, upgrade rights of end users, and term of End User License Agreement) for each of the above OEM agreements.





                                   Page -12-

                                    EXHIBIT D

INTERNET SUB-DISTRIBUTION AGREEMENTS OF DISTRIBUTOR EXISTING AS OF THE EFFECTIVE DATE




    COMPANY                                   AGREEMENT TITLE                            START DATE
    -------                                   ---------------                            ----------
NEC Corporation             Software Distribution Agreement (Site:NEC BIGLOBE)           1999/7/15

Hitachi,Ltd                 Online Distribution Addendum (to Special Distribution        1999/12/16
                            Agreement) (Site: Hitachi FloraCity)

Mitsubishi Corporation      Online Distribution Agreement (Site: b-store)                 2000/2/1

NextBusiness Systems        Online Distribution Agreement(Site: Onkyo)                   1999/10/28





                                   Page -13-

                                    EXHIBIT E

MINIMUM PERFORMANCE TARGETS FOR RENEWAL AND/OR MAINTENANCE OF EXCLUSIVITY:

1/1/2000 to 12/31/2000:

(c) $500,000 in License Fees

1/1/2001 to 12/31/2003:

In each year 5 million units of any Product (VirusScan and/or PC Clinic) distributed to OEMs.







                                   Page -14-